Exhibit 99.1
MARKETAXESS REPORTS THIRD QUARTER 2010 RECORD REVENUES OF $37.4 MILLION, RECORD PRE-TAX
INCOME OF $13.5 MILLION AND DILUTED EPS OF $0.22
Third Quarter Financial Highlights*
•	Record revenues of $37.4 million, up 24.7%

•	Record pre-tax income of $13.5 million, up 58.3%

•	Record pre-tax margin of 36.1%, up from 28.5%

•	EBITDA of $15.1 million, up 47.8%

•	Net income of $8.6 million, up 85.6%

•	EPS of $0.22, up 83%

* All comparisons versus third quarter 2009.

NEW YORK, October 27, 2010 — MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for U.S. and European high-grade corporate bonds, emerging markets bonds and other types of fixed-income securities, today announced results for the third quarter ended September 30, 2010.
“Our record revenue and earnings results reflect strong momentum in our core e-trading product areas and disciplined expense management,” said Richard M. McVey, chairman and chief executive officer of MarketAxess. “Operating margins continue to grow and we are investing actively in the new OTC derivative opportunities that are emerging as part of financial market regulatory reform.”
Third Quarter Results
Total revenues for the third quarter of 2010 increased 24.7% to $37.4 million, compared to $30.0 million for the third quarter of 2009. Pre-tax income was a record $13.5 million, compared to $8.5 million for the third quarter of 2009, an increase of 58.3%. Pre-tax margin was 36.1%, compared to 28.5% for the third quarter of 2009. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the third quarter of 2010 was $15.1 million, compared to $10.2 million for the third quarter of 2009, an increase of 47.9%. Net income totaled $8.6 million, or $0.22 per share on a diluted basis, compared to $4.6 million, or $0.12 per share on a diluted basis, for the third quarter of 2009.
Commission revenue for the third quarter of 2010 totaled $31.2 million on total trading volume of $100.5 billion, compared to $25.3 million in commission revenue on total trading volume of $80.4 billion for the third quarter of 2009. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume increased to an estimated 8.3%, compared to an estimated 6.5% for the third quarter of 2009.
Technology products and services revenue, which includes revenue for technology licenses, support and professional services, totaled $3.5 million for the third quarter of 2010, compared to $2.6 million for the third quarter of 2009. Other revenue, which consists of information and user access fees, investment income and other revenue, increased 32.4% to $2.8 million, compared to $2.1 million for the third quarter of 2009.

Total expenses for the third quarter of 2010 increased 11.3% to $23.9 million, compared to $21.5 million for the third quarter of 2009. The majority of the increase was due to higher employee compensation and benefits expense of $1.2 million.
The effective tax rate for the third quarter of 2010 was 36.3%, compared to 45.7% for the third quarter of 2009. The 2010 effective tax rate reflects a refinement in the state and local tax apportionment methodology, which resulted in a lower projected state income tax rate. Also, the 2009 tax expense was negatively impacted by certain newly enacted apportionment rules in New York City.
Employee headcount as of September 30, 2010 was 223, compared to 210 as of September 30, 2009.
Dividend
The Company’s board of directors declared a quarterly cash dividend of $0.07 per share of common stock outstanding or issuable upon conversion of outstanding shares of non-voting common stock and Series B preferred stock, to be paid on November 23, 2010, to stockholders of record as of the close of business on November 9, 2010.
Share Repurchase Program Update
In June 2010, the Company’s board of directors approved a $30 million share repurchase program, which authorizes the Company to repurchase shares of its common stock in the open market or in privately negotiated transactions, at times and prices considered appropriate by the Company. Through September 30, 2010, a total of 1.6 million shares had been repurchased at a cost of $23.3 million.
Balance Sheet Data
As of September 30, 2010, total assets were $287.2 million and total stockholders’ equity, including the Series B preferred stock, was $256.1 million. Cash, cash equivalents and securities was $183.0 million, or $4.72 per diluted share, as of September 30, 2010, compared to $187.6 million as of June 30, 2010. During the third quarter of 2010, the Company expended a total of $25.9 million in cash relating to the share repurchase program and quarterly dividend.
Non-GAAP Financial Measure
EBITDA is a non-GAAP financial measure. The Company believes that this non-GAAP financial measure, when taken into consideration with the corresponding GAAP financial measure, is important in gaining an understanding of the Company’s operating results.
Webcast and Conference Call Information
Richard M. McVey, MarketAxess’ chairman and chief executive officer, T. Kelley Millet, president, and Antonio L. DeLise, chief financial officer, will host a conference call to discuss the Company’s financial results and outlook this morning at 8:30 a.m. Eastern time. To access the conference call, please dial 800-659-1966 (U.S.) or 617-614-2711 (international). The passcode for all callers is 95411626. The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at http://www.marketaxess.com. A replay of the call will be made available by dialing 888-286-8010 (U.S.) or 617-801-6888 (international) for one week after the announcement. The passcode for replay callers is 73997222. The Webcast will also be archived on http://www.marketaxess.com for 90 days following the announcement.

About MarketAxess
MarketAxess operates a leading electronic trading platform that enables investment industry professionals to efficiently trade corporate bonds and other types of fixed-income instruments. MarketAxess’ patented trading technology allows institutional investor clients to request competitive, executable bids or offers from multiple broker-dealers simultaneously, and to execute trades with the broker-dealer of their choice. Over 800 institutional investors are active users of the MarketAxess trading platform, accessing the global liquidity provided by MarketAxess’ 77 broker-dealer clients in U.S. high-grade corporate bonds, European bonds, high yield and emerging markets bonds, agency bonds and credit default swaps. MarketAxess also offers a number of trading-related products and services, including: market data to assist clients with trading decisions; connectivity solutions that facilitate straight-through processing; technology services to optimize trading environments; and execution services for exchange-traded fund managers and other clients.
MarketAxess maintains its headquarters in New York and has offices in London, Chicago and Salt Lake City. For more information, please visit www.marketaxess.com.
Cautionary Note Regarding Forward-Looking Statements
This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. Actual results in future periods may differ materially from the those currently expected or desired because of a number of risks and uncertainties, including: the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; the rapidly evolving nature of the electronic financial services industry; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; our ability to develop new products and offerings and the market’s acceptance of those products; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matching back-to-back trades; our dependence on our broker-dealer clients; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our future capital needs and our ability to obtain capital when needed; and other factors. The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.
# # #

Media and Investor Relations Contacts:
Tony DeLise	William McBride
MarketAxess Holdings Inc.	Gavin Anderson & Co.
+1-212-813-6017	+1-212-515-1970

MarketAxess Holdings Inc.
Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	($ in thousands, except per share data)
	(unaudited)
Revenues
Commissions
U.S. high-grade	$21,537	$16,306	$61,562	$43,629
Eurobond	4,075	5,497	14,236	14,351
Other	5,540	3,486	14,121	9,585

Total commissions	31,152	25,289	89,919	67,565
Technology products and services	3,455	2,601	9,870	6,720
Information and user access fees	1,603	1,519	4,959	4,678
Investment income	301	314	907	880
Other	902	286	1,968	637

Total revenues	37,413	30,009	107,623	80,480

Expenses
Employee compensation and benefits	14,326	13,127	42,448	36,486
Depreciation and amortization	1,560	1,654	4,798	5,124
Technology and communications	2,543	2,029	7,313	6,391
Professional and consulting fees	2,241	1,645	6,369	5,137
Occupancy	706	706	2,351	2,075
Marketing and advertising	679	651	2,066	2,004
General and administrative	1,834	1,654	5,813	4,253

Total expenses	23,889	21,466	71,158	61,470

Income before taxes	13,524	8,543	36,465	19,010
Provision for income taxes	4,913	3,903	13,984	8,344

Net income	$8,611	$4,640	$22,481	$10,666

Per Share Data:
Earnings per share:
Basic	$0.24	$0.13	$0.61	$0.29
Diluted	$0.22	$0.12	$0.57	$0.28

Cash dividends declared per common share	$0.07	$—	$0.21	$—

Weighted-average common shares:
Basic	32,945	33,287	33,434	33,242
Diluted	38,744	38,197	39,188	37,856

MarketAxess Holdings Inc.
Consolidated Condensed Balance Sheet Data

	September 30, 2010	December 31, 2009
	($ in thousands)
	(unaudited)
Assets
Cash and cash equivalents	$108,745	$103,341
Securities available-for-sale	74,218	70,997
Deferred tax assets, net	20,338	23,980
All other assets	83,868	78,968

Total assets	$287,169	$277,286

Liabilities and Stockholders’ Equity
Total liabilities	$31,103	$30,469
Series B Preferred Stock	30,315	30,315
Total stockholders’ equity	225,751	216,502

Total liabilities and stockholders’ equity	$287,169	$277,286

MarketAxess Holdings Inc.
Reconciliation of Non-GAAP Financial Measures

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	($ in thousands, except per share data)
	(unaudited)

Net income	$8,611	$4,640	$22,481	$10,666

Add back:
Interest expense	19	24	60	62

Provision for income taxes	4,913	3,903	13,984	8,344

Depreciation and amortization	1,560	1,654	4,798	5,124

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$15,103	$10,221	$41,323	$24,196

MarketAxess Holdings Inc.
Volume Statistics

	Total Trading Volume
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	($ in millions)
	(unaudited)

U.S. high-grade — multi dealer[1]
fixed-rate	$59,222	$45,432	$173,716	$117,766
floating-rate	1,165	1,587	6,352	4,002
Eurobond	10,712	16,580	39,470	38,841
Other[1]	29,351	16,795	78,395	46,677

Total	$100,450	$80,394	$297,933	$207,286

	Average Daily Volume
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	($ in millions)
	(unaudited)

U.S. high-grade[1]	$944	$735	$958	$648
Eurobond	165	255	209	206
Other[1]	459	262	417	248

Total	$1,568	$1,252	$1,584	$1,102

Number of U.S. Trading Days[2]	64	64	188	188
Number of U.K. Trading Days[3]	65	65	189	189

1	Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a riskless principal basis between two counterparties.

2	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.

3	The number of U.K. trading days is based on the U.K. Bank holiday schedule.